As filed with the Securities and Exchange Commission on April 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	59-3603677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2109 Palm Avenue

Tampa, FL 33605

(813) 754-4330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas Schaedler

Chief Executive Officer

UTEK Corporation

2109 Palm Avenue

Tampa, FL 33605

(813) 754-4330

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of Correspondence to:

Harry S. Pangas, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Avenue, NW

Washington, D.C. 20004

(202) 383-0100

(202) 637-3593 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Stock, $.01 par value	(3)	(3)
Preferred Stock, $.01 par value	(3)	(3)
Warrants	(3)	(3)
Total	$20,000,000(4)	$1,426

(1)	This registration statement includes $20,000,000 of securities that may be issued by the registrant from time to time in indeterminate amounts and at indeterminate times. Securities registered hereunder may be sold separately or together with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock of the registrant as may be issued upon conversion or exchange of other securities registered hereunder that provides for conversion into or exchange for other securities. No separate consideration may be received for the shares of common stock issuable upon such conversion or exchange.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities being registered.
(3)	Not required to be included as to each class in accordance with General Instruction II.D. of Form S-3 under the Securities Act of 1933.
(4)	Subject to General Instruction I.B.6 of Form S-3 under the Securities Act of 1933, in no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $20,000,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 1, 2010

PROSPECTUS

$20,000,000

UTEK CORPORATION

Common Stock

Preferred Stock

Warrants

We may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. The aggregate offering price of our shares of common stock sold under this prospectus will not exceed $20,000,000.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is listed on the NYSE Amex under the symbol “INV”. The last reported sale price of our common stock on March 31, 2010 was $4.10 per share.

As of March 31, 2010, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $48,368,274 which was calculated based on 11,797,140 shares of outstanding common stock held by non-affiliates and on a price per share of $4.10, the closing price of our common stock on March 31, 2010. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

This investment involves risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                ], 2010

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information and Incorporation by Reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context requires otherwise, reference in this prospectus to “UTEK,” the “our company,” “we,” “us” and words of similar import refer to UTEK Corporation and its wholly owned subsidiaries, UTEK-Europe, Ltd. (Europe), and UTEK Real Estate Holdings, Inc.

ABOUT UTEK CORPORATION

Business Overview

We are an innovation services firm. Through the services we offer, we help our clients become stronger innovators, develop compelling strategies to drive and catalyze growth, rapidly source externally developed technologies, create added value from their intellectual property and gain foresight into marketplace and technology developments that affect their business. Our services include, among others:

•

Strategic Services – Our clients require strategies to help them embrace greater innovation capabilities. We apply innovation insights and build those strategies with supporting infrastructure, processes and mechanisms, creating a culture primed for repeatable innovation success. We help organizations create and realize new, breakthrough growth strategies, create and execute non-incremental new growth platforms and opportunities, and develop the capability for ongoing creation and execution of those growth platforms and concepts.

•

Foresight and Trend Research – Foresight is the ability of an organization to understand the ways in which the future might emerge and to apply that understanding in organizationally useful ways. Strategic foresight may also be used to detect adverse conditions, guide policy and help shape strategy. We provide services to clients that build the capacity for foresight, including monitoring trends, researching topics of interest, forecasting alternative scenarios, developing technology roadmaps, creating growth platforms and embedding futures thinking within the organization.

•

Technology Marketplaces – We offer expansive networks, experts in scouting, partner sourcing and licensing expertise; and world leading online marketplaces. An important foundation to successful licensing is understanding the true potential value of the IP portfolio. We asses that value and build a roadmap for its use and uncover opportunities and options to realize its latent value.

We provide these services primarily provided throughout the United States and the United Kingdom

Corporate Information

Our executive offices are located at 2109 Palm Avenue, Tampa, Florida 33605 and our telephone number is (813) 754-4330. We also have offices in Illinois, Washington D.C. and the United Kingdom. We do business under the name “Innovaro”. Our Internet website address is www.innovaro.com. The information contained on our Internet website is not incorporated by reference into this prospectus or any accompanying prospectus supplement, and you should not consider that information to be part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in us involves a high degree of risk. As a result, there can be no assurance that we will achieve our business objectives. You should consider carefully the risks described below. In addition to the risk factors described below, other factors that could cause actual results to differ materially include:

•	Changes in the economy;

•	Changes in the market for our services;

•	Risks associated with possible disruption in our operations due to terrorism;

•	Future regulatory actions and conditions in our operating areas; and

•	Other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

Our business, financial condition and results of operations may be materially impacted by economic conditions and related fluctuations in customer demand for innovation consulting, technology licensing, patent analysis and other consulting services.

The market for our consulting services tends to fluctuate with economic cycles. During economic cycles in which many companies are experiencing financial difficulties or uncertainty, clients and potential clients may cancel or delay spending on technology, intellectual property and other business initiatives. In particular, current uncertainty in global economic conditions may cause companies to cancel or delay consulting initiatives for which they have engaged us. Further, if the rate of project cancellations or delays significantly increases, our business, financial condition and results of operations could be materially and adversely impacted.

It is important to our future success that we expand the breadth and depth of our service offerings to stay abreast of the competition and to enhance our potential for growth of revenues and profits.

We are primarily a service business. It is important to our future success to expand the breadth and depth of our service offerings to stay abreast of the competition and to enhance our potential for growth of revenues and profits. Expansion of our service categories and service offerings in this manner will require significant additional expenditures and could strain our management, financial and operational resources. For example, we are currently seeking to build up our intellectual property analysis service business. We cannot be certain that we will be able to do so in a cost-effective or timely manner or that we will be able to offer certain services in demand by our clients, or to do so in a quality manner. Furthermore, any new service offering that is not favorably received by our clients could damage our reputation. The lack of market acceptance of new services or our inability to generate satisfactory revenues from expanded service offerings to offset their costs could harm our business. If we do not successfully expand our operations, our revenues may fall below expectations. If we do not successfully expand our operations on an ongoing basis to accommodate increases in demand, we will not be able to fulfill our clients’ needs in a timely manner, which would harm our business.

Our growth strategy is partially dependent on completing additional acquisitions of innovation services companies.

As part of our strategy for growth, we have made and may continue to make acquisitions of complementary innovation services companies. However, we may not be able to identify suitable acquisition candidates, complete acquisitions, or integrate acquisitions successfully. In this regard, acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although our management will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that we will properly ascertain all such risks. In addition, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities. There can be no assurance that difficulties encountered with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

Our quarterly and annual results fluctuate significantly.

Our quarterly and annual operating results fluctuate significantly due to a number of factors. These factors include fluctuations in the amount of consulting services we provide, the degree to which we encounter competition in our markets, and general economic conditions. As a result of these factors, quarterly and annual results are not necessarily indicative of our performance in future quarters and years.

The agreements we have with universities, medical research centers, corporate research laboratories and federal research laboratories do not guarantee that such entities will grant licenses to us or other companies.

We do not invent new technologies or products. We depend on relationships with universities, corporations, government agencies, research institutions, inventors, and others to provide technology-based opportunities that we can develop into profitable royalty-bearing licenses. Failure to maintain these relationships or to develop new relationships could adversely affect our operating results and financial condition. If we are unable to forge new relationships or to maintain current relationships, we may be unable to identify new technology-based opportunities and enter into royalty-bearing licenses.

We cannot be certain that current or new relationships will provide the volume or quality of available new technologies necessary to sustain our business. In some cases, universities and other sources of new technologies may compete against us as they seek to develop and commercialize these technologies themselves, or through entities that they develop, finance and/or control. In other cases, universities receive financing for basic research from companies in exchange for the exclusive right to commercialize any resulting inventions. These and other strategies may reduce the number of technology sources and, as a result, the potential clients to whom we can market our services. If we are unable to secure new sources of technology, it could have a material adverse effect on our operating results and financial condition.

We are focusing our business on providing innovation services to our clients which is a new and uncertain trend in our industry.

We are focused on providing innovation services to our clients. While these services utilize our well established technology transfer capabilities, they also incorporate additional products and services which in their entirety are as yet unproven in their ability to generate consistent significant revenue. As a result, if our innovation services are not well received by our clients or if industry changes its focus off of innovation, this may result in reduced revenue and profitability for us.

The consulting services business is highly competitive, and we may not be able to compete effectively.

The innovation consulting services business in which we operate includes a large number of participants and is intensely competitive. We face competition from other business operations and financial consulting firms, general management consulting firms, the consulting practices of major accounting firms, technical and economic advisory firms, regional and specialty consulting firms and the internal professional resources of organizations. In addition, because there are relatively low barriers to entry, we expect to continue to face additional competition from new entrants into the business operations and financial consulting industries. Many of our competitors have a greater national and international presence, as well as have significantly greater personnel, financial, technical and marketing resources. In addition, these competitors may generate greater revenues and have greater name recognition than we do. Our ability to compete also depends in part on the ability of our competitors to hire, retain and motivate skilled professionals, the price at which others offer comparable services and our competitors’ responsiveness to their clients. If we are unable to compete successfully with our existing competitors or with any new competitors, it could negatively affect our operating results.

Our inability to hire and retain talented people in an industry where there is great competition for talent could have a serious negative effect on our services and results of operations.

Our innovation consulting services business involves the delivery of professional services and is highly labor-intensive. Our success depends largely on our general ability to attract, develop, motivate and retain highly skilled professionals. The loss of a significant number of our professionals or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on us, including our ability to manage, staff and successfully complete our existing engagements and obtain new engagements. Qualified professionals are constantly in demand, and we face significant competition for both senior and junior professionals with the requisite credentials and experience. Our principal competition for talent comes from other research and consulting firms, as well as from organizations seeking to staff their internal professional positions. Many of these competitors may be able to offer significantly greater compensation and benefits or more attractive lifestyle choices, career paths or geographic locations than we do. Therefore, we may not be successful in attracting and retaining the skilled consultants we require to conduct and expand our operations successfully. Increasing competition for these revenue-generating professionals may also significantly increase our labor costs, which could negatively affect our operating results.

The profitability of our fixed-fee engagements with clients may not meet our expectations if we underestimate the cost of these engagements.

When making proposals for fixed-fee engagements, we estimate the costs and timing for completing the engagements. These estimates reflect our best judgment regarding the efficiencies of our methodologies and consultants as we plan to deploy them on engagements. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-fee engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which could negatively affect our operating results.

A significant portion of our revenue is derived from a limited number of clients, which may cause our operating results to be unpredictable.

As an innovation services firm, we have derived, and expect to continue to derive, a significant portion of our revenue from a limited number of clients. Our clients typically retain us on an engagement-by-engagement basis, rather than under fixed-term contracts; the volume of work performed for any particular client is likely to vary from year to year and a major client in one fiscal period may not require or decide not to use our services in any subsequent fiscal period. Moreover, a large portion of our new engagements comes from existing clients. Accordingly, the failure to obtain new large engagements or multiple engagements from existing or new clients could have a material adverse effect on the amount of revenues we generate. In addition, if we fail to collect a large trade receivable or group of receivables, we could be subject to significant financial exposure.

Our ability to maintain and attract new business depends upon our reputation, the professional reputation of our revenue-generating employees and the quality of our services.

As an innovation services firm, our ability to secure new engagements depends heavily upon our corporate brand and reputation and the individual reputations of our professionals. Any factor that diminishes our reputation or that of our employees, including not meeting client expectations, misconduct by our employees, or dissemination of inappropriate information from outside sources, could make it substantially more difficult for us to attract new engagements and clients. Similarly, because we obtain many of our new engagements from former or current clients or from referrals by those clients or by law firms that we have worked with in the past, any client that questions the quality of our work or that of our consultants could impair our ability to secure additional new engagements and clients.

We depend on non-recurring consulting engagements and our failure to secure new engagements could lead to a decrease in our revenues.

Innovation consulting segment revenues constituted approximately 70% of our total revenues for 2009. These consulting engagements typically are project-based and non-recurring. Our ability to replace consulting engagements is subject to numerous factors, including the following:

•	Delivering consistent, high-quality consulting services to our clients;

•	Tailoring our consulting services to the changing needs of our clients; and

•	Our ability to match skills and competencies of our consulting staff to the skills required for the fulfillment of existing or potential innovation consulting engagements.

Any material decline in our ability to replace consulting arrangements could have an adverse impact on our revenues and our financial condition.

The absence of long-term contracts with our clients reduces the predictability of our revenue.

Our clients are generally able to reduce or cancel their use of our professional services without penalty and, in some circumstances, with little notice. As a result, we believe that the number of clients or the number and size of our existing projects are not reliable indicators or measures of future revenue. We will need to continuously acquire new clients and/or new projects to meet our expenses. When a client defers, modifies or cancels a project, there is no assurance that we will be able to rapidly redeploy our professionals to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. Because our expenses are generally longer term in nature, our revenue and profits may decline if we are not be able to replace cancelled or reduced contracts with new business.

Our revenue growth depends on our ability to understand the technology requirements of our customers in the context of their markets. If we fail to understand their technology needs or markets, we limit our ability to meet those needs and to generate revenue.

We believe that by focusing on the technology needs of our customers, we are better positioned to generate revenues by providing technology solutions to them. The market demands of our customers drive our revenues. The better we understand their markets and requirements, the better we are able to identify and obtain effective technology solutions for our customers. We rely on our professional staff and contract business development consultants to understand our customers’ technical, commercial, and market requirements and constraints, and to identify and obtain effective technology solutions for them. If we fail to understand their technology needs or markets, we limit our ability to meet those needs and to generate revenue.

Additional hiring and business acquisitions could disrupt our operations, increase our costs or otherwise harm our business.

Our business strategy is dependent in part upon our ability to grow by hiring individuals or groups of individuals and by acquiring complementary businesses. However, we may be unable to identify, hire, acquire or successfully integrate new employees and acquired businesses without substantial expense, delay or other operational or financial obstacles. Competition for future hiring and acquisition opportunities in our markets could increase the compensation we offer to potential employees or the prices we pay for businesses we wish to acquire. In addition, we may be unable to achieve the financial, operational and other benefits we anticipate from any hiring or acquisition, including those we have completed so far. Hiring additional employees or acquiring businesses could also involve a number of additional risks, including:

•	The diversion of management’s time, attention and resources from managing our company;

•	The failure to retain key acquired personnel;

•	The adverse short-term effects on reported operating results from the amortization or write-off of acquired goodwill and other intangible assets;

•	The potential impairment of existing relationships with our clients, such as client satisfaction or performance problems, whether as a result of integration or management difficulties or otherwise;

•	The creation of conflicts of interest that require us to decline or resign from engagements that we otherwise could have accepted;

•	The potential need to raise significant amounts of capital to finance a transaction or the potential issuance of equity securities that could be dilutive to our existing stockholders;

•	Increased costs to improve, coordinate or integrate managerial, operational, financial and administrative systems;

•	The usage of contingent earnouts based on the future performance of our business acquisitions may deter the acquired company from fully integrating into our existing business; and

•

A decision not to fully integrate an acquired business may lead to the perception of inequalities if different groups of employees are eligible for different benefits and incentives or are subject to different policies and programs.

If we fail to successfully address these risks, our ability to compete may be impaired.

Changes in the laws or regulations that govern us could have a material impact on our operations.

Any change in the laws or regulations that govern our business could have a material impact on us or on our operations. Laws and regulations may be changed from time to time, and the interpretations of the relevant laws and regulations also are subject to change.

We are subject to certain risks associated with our foreign operations.

We have operations in the United Kingdom and may seek to expand our operations in other countries. Certain risks are inherent in foreign operations, including:

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	foreign clients may have longer payment cycles than clients in the US;

•	tax rates in certain foreign countries may exceed those in the US and foreign earnings may be subject to withholding requirements, exchange controls or other restrictions;

•	general economic and political conditions in countries where we operate may have an adverse effect on our operations;

•	exposure to risks associated with changes in foreign exchange rates;

•	difficulties associated with managing a large organization spread throughout various countries;

•	difficulties in enforcing intellectual property rights; and

•	required compliance with a variety of foreign laws and regulations.

Investing in foreign companies, including innovation services firms, may expose us to additional risks not typically associated with investing in US companies. These risks include changes in foreign exchange rates, exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the US, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.

As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business as a whole.

We may issue shares of our common stock at a discount to the market price of such shares, or securities exercisable for or convertible into shares of our common stock with an exercise or conversion price below the market price for such shares, which may put downward pressure on the market price for shares of our common stock.

If we issue shares of our common stock at a discount to the market price of such shares, or securities exercisable for or convertible into shares of our common stock with an exercise or conversion price below the market price for such shares, it may put downward pressure on the market price for shares of our common stock. Such downward pressure could in turn encourage short sales or similar trading with respect to shares of our common stock, which could in itself, place further downward pressure on the market price for shares of our common stock.

We may issue shares of our common stock and warrants to acquire shares of our common stock in conjunction with the acquisition of other businesses, which may put downward pressure on the market price for shares of our common stock and create dilution for our existing stockholders.

Consistent with our current strategy, we may seek to acquire other businesses through the issuances of shares of common stock and warrants to acquire shares of our common stock. If common stock or warrants to acquire shares of our common stock is used in these transactions, it would create additional dilution of the current shares outstanding. Further, such issuances may result in downward pressure on our share price as a result of these additional shares being issued. Also, there is the potential that the market may not respond favorably to potential new acquisitions, which could also negatively affect our share price.

We may need additional capital in the future and it may not be available on acceptable terms.

We have historically relied on equity financing and, to a lesser extent, cash flow from operations including the sale of our investments and debt financing to fund our operations, capital expenditures and expansion. However, we may require additional capital in the future to fund our operations or respond to competitive pressures or strategic opportunities. We cannot assure that additional financing will be available on terms favorable to us, or at all. In addition, the terms of available financing may place limits on our financial and operating flexibility. If we are unable to obtain sufficient capital in the future, we may:

•	be forced to reduce our operations;

•	not be able to expand or acquire complementary businesses; and

•	not be able to develop new services or otherwise respond to changing business conditions or competitive pressures.

Our common stock price may be volatile.

The trading price of our common stock has fluctuated significantly and may continue to fluctuate substantially, depending on many factors, many of which are beyond our control and may not be directly related to operating performance. These factors include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of securities of innovation services firms and technology transfer companies;

•	changes in regulatory policies, accounting or tax guidelines with respect to innovation services firms and technology transfer companies;

•	actual or anticipated changes in our sales or earnings or fluctuations in our operating results;

•	actual or anticipated changes in the value of our investments;

•	changes in financial reporting requirements;

•	general economic conditions and trends;

•	loss of a major funding source;

•	departures of key personnel;

•	changes to the market or shareholder’s acceptance of our unique technology transfer business; or

•	the consummation of mergers or acquisitions of related businesses.

We may experience outages and disruptions in connection with our online licensing services if we fail to maintain an adequate operations infrastructure.

We have spent and expect to continue to spend substantial amounts to maintain equipment and to upgrade our technology and network infrastructure relating to our online licensing services. However, any inefficiencies or operational failures could diminish the quality of our services, and client experience, resulting in damage to our reputation and loss of current and potential users, and subscribers, harming our operating results and financial condition.

The agreements relating to our indebtedness may restrict our current and future operations.

Our debt agreements contain, and any future agreements may include, a number of restrictive covenants that impose significant operating and financial restrictions on, among other things, our ability to:

•	incur additional debt, including guarantees;

•	incur liens;

•	sell or otherwise dispose of assets;

•	make investments, loans or advances;

•	make some acquisitions;

•	engage in mergers or consolidations;

•	make capital expenditures; and

•	pay dividends.

Any future debt could contain financial and other covenants more restrictive than those that are currently applicable.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our operating results and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instrument, either upon maturity or if accelerated upon an event of default. Further, if we were unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration or acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt agreements then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus and the information incorporated by reference in this prospectus contain forward-looking statements. We sometimes use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will” and similar expressions, as they relate to us, our management and our industry, to identify forward-looking statements. Forward-looking statements relate to our expectations, beliefs, plans, strategies, prospects, future performance, anticipated trends and other future events. Specifically, this prospectus, any accompanying prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements relating to, among other things:

•	our business, growth, operating and financing strategies;

•	expectations regarding our net sales and earnings growth;

•	expectations regarding our liquidity;

•	our future financing plans; and

•	trends affecting our financial condition or results of operations.

Actual results may differ materially from these forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements are described in “Risk Factors”. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, any accompanying prospectus and the information incorporated by reference in this prospectus might not occur.

You should read this prospectus, the documents that we filed as exhibits to the registration statement of which this prospectus is a part, the documents that we incorporate by reference in this prospectus completely and any accompanying prospectus with the understanding that our future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission. This prospectus does not contain all of the information in the registration statement. In addition, we file annual, quarterly reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. We also maintain a web site at http://www.innovaro.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus or any accompanying prospectus supplement.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus (except for information furnished and not filed with the SEC in a current report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 22, 2010;

•	current reports on Form 8-K filed with the SEC on February 4, 2010; February 8, 2010; February 9, 2010; March 5, 2010; and March 9, 2010; and

•

the description of our common stock, which is contained in our registration statement on Form 8-A filed with the SEC on March 22, 2002, pursuant to Section 12 of the Securities Exchange Act of 1934, as updated in any amendment or report filed for the purpose of updating such description.

Information furnished by us in current reports on Form 8-K under Items 2.02 and 7.01 is expressly not incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at:

UTEK Corporation

2109 Palm Avenue

Tampa, Florida 33605

Attention: Carole Wright, Chief Financial Officer

(813) 754-4330

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing capital expenditures and acquisitions. We will set forth in the particular prospectus supplement our intended use for the net proceeds we receive from the sale of our securities under such prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our total authorized capital stock consists of 29,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The following descriptions of our capital stock are based upon the relevant portions of the Delaware General Corporation Law and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the Delaware General Corporation Law and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Common Stock

The holders of common stock elect all directors and are entitled to one vote for each share held of record on all matters to be voted upon by stockholders. As of March 31, 2010, 11,797,140 shares of common stock were issued and outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, all shares of common stock participate equally in dividends, when and as declared by our Board of Directors and in net assets on liquidation. The shares of common stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

Preferred Stock

Our certificate of incorporation authorizes the issuance of shares of preferred stock in one or more series. As of March 31, 2010, there are no issued and outstanding shares of preferred stock. Our Board of Directors has the authority, without any vote or action by our stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative, participatory, option or other rights (if any), and any qualifications, preferences, limitations or restrictions including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, rights and terms of redemption (including sinking fund provisions), and redemption price and liquidation preferences, and any other rights, preferences and limitations pertaining to such series which may be fixed by our Board of Directors pursuant to the Delaware General Corporation Law.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Under our certificate of incorporation, we fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Our certificate of incorporation also provides that our directors are not personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividends or redemptions or for any transaction from which the director derived an improper personal benefit.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Our certificate of incorporation permits us to secure insurance on behalf of any person who is or was or has agreed to become a director or officer of our company or is or was serving at our request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have obtained liability insurance for our officers and directors.

Anti-Takeover Provisions Affecting Our Common Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock, which our Board of Directors may generally issue without stockholder approval. The existence of authorized but unissued preferred stock may enable our Board of Directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors were to determine that a takeover proposal is not in our best interests, our Board of Directors could cause us to issue shares of preferred stock without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror. In this regard, our certificate of incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of our common stock and adversely affect the rights of such holders and may have the effect of delaying, deferring or preventing a change in control of us that may be favored by certain stockholders. In addition, the use of preferred stock to prevent a takeover could have the effect of depriving stockholders of an opportunity to sell their common stock at a premium over the then-current market price.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401; 303-262-0600.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the shares of our common stock purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights.

Additional Information

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the shares of our common stock at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the shares of our common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of our common stock as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	through agents; and/or

•	directly to one or more purchasers.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect thereof.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, D.C. 20004.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness our internal control over financial reporting have been audited by Pender Newkirk & Company LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by our company in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$1,426
Legal fees and expenses	50,000**
Accounting fees	20,000**
FINRA filing fee	5,500

Total	$76,926

**	These amounts are estimated.

Item 15.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Article 10 of the Registrant’s Certificate of Incorporation includes such a provision.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article XVII of the Registrant’s Bylaws includes such a provision.

The above discussion of Section 145 of the Delaware General Corporation Law and the Registrant’s certificate of incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Registrant’s certificate of incorporation.

The Registrant has obtained insurance policies insuring its directors and officers against some liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

The Registrant has entered into indemnification agreements with its directors. The indemnification agreements provide, among other things, that the Registrant will indemnify each director in the event that she or he becomes a party, witness or otherwise a participant, or is threatened to be made a party to or witness or participant, in any action or proceeding on account of her or his service as a director, executive officer, employee, agent or fiduciary of the Registrant to the fullest extent permitted by applicable law. Under each indemnification agreement, the Registrant has agreed to pay expenses (including attorneys’ fees) incurred by each director in connection with such action or proceeding. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under the Registrant’s bylaws or the Delaware General Corporation Law.

Item 16.	Exhibits.

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement**

3.1	Certificate of Incorporation, dated July 6, 1999, as filed and recorded with the Secretary of State of the State of Delaware on July 13, 1999. (Incorporated by reference to Exhibit 3.1 filed with the Company’s registration statement on Form N-2 (File No. 333-93913) filed on December 30, 1999.)

3.2	Certificate of Amendment to Certificate of Incorporation, dated October 14, 1999, as filed and recorded with the Secretary of State of the State of Delaware on October 15, 1999. (Incorporated by reference to Exhibit 3.2 filed with the Company’s registration statement on Form N-2 (File No. 333-93913) filed on December 30, 1999.)

3.3	By-Laws of UTEK Corporation. (Incorporated by reference to Exhibit 3.3 filed with the Company’s registration statement on Form N-2 (File No. 333-93913) filed on December 30, 1999.)

3.4	Certificate of Amendment to Certificate of Incorporation dated July 23, 2001, as filed and recorded with the Secretary of State of the State of Delaware on July 24, 2001. (Incorporated by reference to Exhibit 3.4 to the Company’s Form 10-K filed on April 1, 2002.)

3.5	Certificate of Amendment to Certificate of Incorporation dated June 12, 2007, as filed and recorded with the Secretary of State of the State of Delaware on July 12, 2007. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on August 6, 2007.)

3.6	Certificate of Amendment to By-Laws dated February 26, 2008. (Incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K filed on March 10, 2009.)

4.1	Form of Warrant Agreement and Warrant Certificate**

4.2	Form of Certificate of Designation with respect to any preferred stock and related Form of Preferred Stock Certificate**

5.1	Opinion of Sutherland Asbill & Brennan LLP.**

10.1	UTEK Corporation Amended and Restated Employee Stock Option Plan. (Incorporated by reference to Exhibit A filed with the Company’s Proxy Statement filed on April 30, 2009.)

10.2	UTEK Corporation Amended and Restated Non-Qualified Stock Option Plan. (Incorporated by reference to Exhibit C to the Company’s Proxy Statement filed on April 29, 2004.)

10.3	Form of Incentive Stock Option Agreement. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed on August 9, 2005.)

10.4	Employment Agreement between UTEK Corporation and Doug Schaedler dated November 20, 2010. (Incorporated by reference to Exhibit No. 10.1 to the Company’s Form 8-K filed on November 23, 2010.)

10.5	Employment Agreement between UTEK Corporation and Sam Reiber dated February 5, 2010. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on February 8, 2010.)

10.6	Separation Agreement dated April 8, 2009. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on April 13, 2009.)

10.7	Note and Warrant Purchase Agreement between UTEK Corporation and Gators Lender, LLC dated October 22, 2009. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on October 28, 2009.)

10.8	$1,750,000 Promissory Note between UTEK Corporation, UTEK Real Estate Holdings, Inc. and Gators Lender, LLC dated October 22, 2009. (Incorporated by Reference to Exhibit 10.2 to the Company’s Form 8-K filed on October 28, 2009.)

10.9	Warrant Agreement between UTEK Corporation and Gators Lender, LLC dated October 22, 2009. (Incorporated by reference to Exhibits 10.3 to the Company’s Form 8-K filed on October 28, 2009.)

10.10	Absolute Guaranty of Payment and Performance by Cortez 114, LLC, Ybor City Group, Inc., 22nd Street of Ybor City, Inc., ABM of Tampa Bay, Inc. and UTEK Europe, Ltd. in favor of Gators Lender, LLC dated October 22, 2009. (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed on October 28, 2009.)

10.11	Mortgage and Security Agreement by Cortez, LLC for the benefit of Gators Lender, LLC dated October 22, 2009. (Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed on October 28, 2009.)

10.12	Environmental Indemnity Agreement by UTEK Corporation, UTEK Real Estate Holdings, Inc. and Cortez 114, LLC in favor of Gators Lender, LLC dated October 22, 2009. (Incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed on October 28, 2009.)

10.13	Substitution of Collateral Agreement among UTEK Corporation, UTEK Real Estate Holdings, Inc., Cortez 114, LLC and Gators Lender, LLC dated February 26, 2010. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on March 5, 2010.)

10.14	Membership Interest Pledge Agreement among UTEK Real Estate Holdings, Inc., Cortez 114, LLC and Gators Lender, LLC dated February 26, 2010. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on March 5, 2010.)

10.15	Amended and Restated Promissory Note made by UTEK Real Estate Holdings, Inc. in favor of Gators Lender, LLC dated February 26, 2010. (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed on March 5, 2010.)

10.16	Release of Mortgage by Gators Lender, LLC for the benefit of Cortez 114, LLC dated February 26, 2010. (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed on March 5, 2010.)

10.17	$3,000,000 Promissory Note between Ybor City Group, Inc. and The Bank of Tampa dated May 1, 2008. (Incorporated by reference to exhibit 10.17 to the Company’s Form 10-K filed on March 22, 2010.)

10.18	$1,500,000 Mortgage and $1,500,000 Mortgage Note between Ybor City Group, Inc. and Jacob M. Buchman, Trustee dated September 30, 2005. (Incorporated by reference to Exhibit 10.18 to the Company’s Form 10-K filed on March 22, 2010.)

10.19	Note and Mortgage Modification Agreement between Ybor City Group, Inc., 22nd Street of Ybor City, Inc., and ABM of Tampa Bay, Inc. and Jacob M. Buchman, Trustee dated February 16, 2007. (Incorporated by reference to Exhibit 10.19 to the Company’s Form 10-K filed on March 22, 2010.)

10.20	Employment Agreement between UTEK Corporation and Peter Skarzynski dated April 17, 2008. (Incorporated by reference to Exhibit 10.20 to the Company’s Form 10-K filed on March 22, 2010.)

10.21	UTEK - Strategos Bonus Plan dated April 10, 2008. (Incorporated by reference to Exhibit 10.21 to the Company’s Form 10-K filed on March 22, 2010.)

10.22	Form of Indemnity Agreement, among UTEK Corporation and each of the Directors of UTEK Corporation, dated March 8, 2010. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on March 9, 2010.)

10.23	Employment Agreement between UTEK Corporation and Carole R. Wright dated November 29, 2007. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on November 30, 2007.)

23.1	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1)**

23.2*	Consent of Pender Newkirk & Company LLP

24.1*	Power of Attorney (included on page II-6 of this registration statement).

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

Item 17.	Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 29, 2010.

UTEK CORPORATION

By:	/s/ DOUGLAS SCHAEDLER
Douglas Schaedler, Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Douglas Schaedler and Carole Wright and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign this Registration Statement on Form S-3 and any and all amendments thereto, including post-effective amendments, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title (Capacity)	Date

/s/ DOUGLAS SCHAEDLER Douglas Schaedler	Chief Executive Officer (Principal Executive Officer)	March 29, 2010

/s/ CAROLE R. WRIGHT Carole R. Wright	Chief Financial Officer (Principal Financial and Accounting Officer)	March 29, 2010

/s/ KEITH A. WITTER Keith A. Witter	Chairman	March 29, 2010

/s/ HOLLY CALLEN-HAMILTON Holly Callen-Hamilton	Director	March 31, 2010

/s/ KWABENA GYIMAH-BREMPONG Kwabena Gyimah-Brempong	Director	March 29, 2010

/s/ JOHN MICEK John Micek	Director	March 29, 2010

/s/ MARK BERSET Mark Berset	Director	March 31, 2010

/s/ HENRY CHESBROUGH Henry Chesbrough	Director	March 30, 2010

/s/ CHARLES POPE Charles Pope	Director	March 29, 2010

/s/ MARK RADCLIFFE Mark Radcliffe	Director	April 1, 2010

Exhibit Index

Exhibit Number	Exhibit Description

23.2*	Consent of Pender Newkirk & Company LLP

24.1*	Power of Attorney (included on page II-6 of this registration statement).

*	Filed herewith.